EXHIBIT 10(o)

CUMMINS INC.

2006 EXECUTIVE RETENTION PLAN

 (Effective as of January 1, 2006)

The Board of Directors of Cummins Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of the executives by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the executives with updated compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the executives will be satisfied and which are competitive with those of other major U.S. industrial corporations. In order to accomplish these objectives, the Board has caused the Company to adopt this Cummins Inc. 2006 Executive Retention Plan (the “Plan”).

This Plan is in addition to but separate and distinct from and does not supersede or amend the Company’s Key Employee Compensation Protection Plan, effective as of April 3, 1984 (the “1984 Plan”). Therefore, in the event of a Change of Control, amounts are payable under the terms of the 1984 Plan and this Plan. This Plan does, however, supersede any other severance pay or salary continuance plan or program adopted by the Company to retain and protect its employees in the event of a Change of Control, specifically including the “Cummins Engine Company, Inc. Executive Retention Plan”, effective October 10, 1995, as amended.

1.             Definitions. In addition to other terms defined elsewhere herein, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined.

(a)           “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

(b)           “Bonus Payment” means, in the case of an Officer or a Key Employee, one annual bonus payment in the amount of the Participant’s Target Bonus payment as calculated under, and payable at the times contemplated in, the Company’s Target Bonus Plan (“Bonus Plan”) in effect prior to the Change of Control and adjusted as provided in the next sentence. In making the calculations under the Bonus Plan, the Participant’s “Base Salary” (as defined therein) shall be the annual rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher, and the applicable “Bonus Factor” (as defined therein) in each case shall be 1.0 without regard to the Company’s actual performance under the performance measures during the measurement period.

(c)           “Change of Control” means the occurrence of any of the following: (i) there shall be consummated (A) any merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”) if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Company’s shares or other securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such

Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company); (ii) the stockholders of the Company shall approve any plan or proposal for the complete liquidation or dissolution of the Company, or (iii) any ‘person’ (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)) (each a “Person”), other than (A) the Company, (B) a Subsidiary, (C) any employee benefit plan sponsored by the Company or an Affiliate or (D) a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case other than the management of the Company or the Board, or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A or Regulation 14A promulgated under the Exchange Act.

(d)           “Designated Officers” means certain officers of the Company designated as such by the Board from time-to-time for purposes of receiving payments and benefits under the Plan.

(e)           “Designated Officers Bonus Payment” means, in the case of a Designated Officer, two annual bonus payments as calculated under, and payable at the times contemplated in, the Company’s Senior Executive Bonus Plan or Target Bonus Plan (each a “Bonus Plan”) in effect prior to the Change of Control and adjusted as provided in the next sentence. In making the calculations under the Bonus Plan, the Participant’s “Base Salary” (as defined therein) shall be the annual rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher, and the applicable “Bonus Factor” (as defined therein) in each case shall be 1.0 without regard to the Company’s actual performance under the performance measures during the measurement period.

(f)            “Key Employee” means an employee of the Company or any Subsidiary whom the Committee designates by name as a participant in this Plan and who is not an Officer.

(g)           “Officer” means an officer of the Company who is not a Designated Officer.

(h)           “Participant” means a Designated Officer, Officer or Key Employee, as the context requires.

(i)            “Severance Period” means (i) in the case of a Designated Officer, a period of twenty-four (24) months following the date of Termination and (ii) in the case of an Officer or a Key Employee, a period of twelve (12) months following the date of Termination.

(j)            “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of stock.

(k)           “Termination for Cause” means a termination of a Participant’s employment by the Company due to (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the

Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the conviction of a felony.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be a termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(l)            “Termination for Good Reason” means a termination of a Participant’s employment by the Participant within 90 days following (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, (ii) the Company’s requiring the Participant to be based at any office or location other than the location at which the Participant is based on the effective date of the Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the effective date of the Change of Control, (iii) a reduction in the

Participant’s annual base salary or participation level or opportunity in any bonus or other incentive compensation plan or program of the Company, (iv) a material reduction in the aggregate value of the pension and welfare benefits provided to the Participant from those in effect on the effective date of the Change of Control (other than a reduction which is proportionate to the reductions applicable to other senior participants pursuant to a cost-saving plan that includes all senior participants) or (v) a material breach of any provision of this Plan by the Company.

For purposes of this definition, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(m)          “Termination Without Cause” means any termination of the Participant’s employment by the Company other than a Termination for Cause.

2.             Termination Payments. In the event of a Termination Without Cause or a Termination for Good Reason (in either such case a “Termination”) before the second anniversary of the effective date of any Change of Control, and in addition to amounts payable and the periods of time during which benefits continue to be provided under the 1984 Plan, the Company shall pay to the Participant and provide him or her with the following:

(a)                                  a lump-sum cash payment in an amount equal to salary payments for the number of months in the Severance Period applicable to the Participant at the monthly rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher; and

(b)                                  a lump-sum cash payment in an amount equal to (i) in the case of a Designated Officer, the Designated Officers Bonus Payment applicable to the Participant and (ii) in the case of an Officer or a Key Employee, the Bonus Payment applicable to the Participant.

In addition, the Participant shall receive the lump-sum present cash value of the following: (i) the additional pension benefits that would have accrued under any pension benefit plan and supplemental pension plan maintained by the Company if the Participant had remained in the employ of the Company for the Applicable Period after the date of Termination, and (ii) the employee benefits (including, but not limited to, coverage under any life insurance, medical, dental, disability and financial advisory arrangements or programs) to which the Participant would have been entitled under all employee benefit plans, programs, policies or arrangements maintained by the Company if the Participant had remained in its employ for the Applicable Period after the date of Termination (in each case, with respect to the preceding clauses (i) and (ii), on an after-tax basis where such benefits if provided through the employee benefit plan would not be taxable to the Participant). The amounts of any lump-sum payments described in this Section 2 shall be determined and such payments shall be made as soon as possible following the Participant’s Termination; provided, however, that, to the extent necessary, in the good faith determination of the Company, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), if the Participant is deemed to be a “specified employee” for purposes of Section 409A of the Code, payment under this Plan shall be made on the first business day following the date that is six (6) months after the date of Termination.

3.             Nonexclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliates at or subsequent to a Change of Control or Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Plan.

4.             Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this

Plan or any guarantee of performance hereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 1274(d) of the Code.

5.             Certain Additional Payments. If any payments or benefits paid by the Company pursuant to this Plan (“Plan Payments”) causes such payments and any other payments (including those under the 1984 Plan) made in connection with a Change of Control (collectively, the “Total Payments”) to be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax paid or payable (and not grossed-up under a similar provision of another plan or program sponsored by the Company) on the Plan Payments and such other Total Payments and any Federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 5, shall be equal to the Plan Payments and such other Total Payments. If any of such other Total Payments are subject to the Excise Tax without regard to Plan Payments, a Gross-Up Payment shall be made, but shall only be equal to the increase in the Excise Tax (plus any Federal, state and local income tax and Excise Tax on such Gross-Up Payment) arising solely as a result of Plan Payments, payments from the 1984 Plan and any other plan or program of the Company not providing for Gross-Up payments.

For purpose of determining whether any of the payments described above will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change of Control of the Company, whether payable pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change of Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code, shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s auditors and acceptable to the Participant the payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code and are in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the payments that shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s auditors in accordance with the principles of Section 280G(d)(4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the relevant calendar year and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence for the relevant calendar year, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Participant shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect to such excess) at the time that the amount of such excess is finally determined.

6.             Successors. (a)    Benefits under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b)           This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

7.             Miscellaneous. (a)    This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. This Plan may not be amended or modified to reduce any Participant’s benefits otherwise than with the written consent of the Participant or the Participant’s successor or legal representative.

(b)           The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(c)           The Company may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)           The Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason as defined in paragraph 1(l) of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(e)           All the foregoing severance and benefit arrangements shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the shareholders of the Company, all to the extent deemed necessary or desirable by the Company, in order that each Participant shall be deemed to have continued his employment with the Company hereafter in good faith reliance upon this Plan.